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                                                                     EXHIBIT 99



[NEWPARK RESOURCES, INC. LETTERHEAD]


              NEWPARK RESOURCES, INC. AND TUBOSCOPE, INC. FORM KEY
                   BUSINESS ALLIANCES; EXIT MERGER AGREEMENT

Houston, Texas, November 10, 1999...Newpark Resources, Inc. (NYSE:NR) and Tuboscope, Inc. (NYSE:TBI) announced that they have jointly elected to form operational alliances in key market areas rather than proceed with the proposed merger agreement announced on June 24. Tuboscope President and CEO John F. Lauletta stated that "The trough of the oilfield service market and the uncertainty of the capital markets were making it difficult to obtain the type of credit facility we believed was necessary for the combined companies. This uncertainty, anticipated restrictive terms, and resulting delays have convinced us that the termination of the agreement is in the best interest of both companies."

Notwithstanding the termination, the companies plan to continue to work closely together. James D. Cole, Newpark President and CEO stated, "The companies are already working in alliance arrangements in several areas to benefit both parties, and in this way we expect to realize most of the benefits contemplated in the proposed transaction. In finalizing the recently announced solids control and processing alliance between the companies, Tuboscope has agreed to purchase the assets of Newpark's solids control and processing business." He continued, "Newpark has already begun providing oilfield waste disposal services for Tuboscope, and we anticipate that other areas of joint operation will be developed in the near future."

The companies indicated that each will pay its respective transaction expenses.


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Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry.

For further information contact:

    Company                                New York
    -------                                --------
Matthew W. Hardey                          Ron Hengen
Vice President of Finance                  R. F. Hengen, Inc.
Newpark Resources, Inc.                    253 Southgate Road
3850 N. Causeway, Suite 1770               Murray Hill, New Jersey  07974
Metairie, Louisiana 70002                  (908) 508-9000
(504) 838-8222


The foregoing discussion contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting the Company, reference is made to the section entitled "Cautionary Statements Regarding Forward-Looking Statements," on page iv of the Prospectus dated February 20, 1998, included in the Company's Registration Statement on Form S-4 (File No. 333-45197), and the other factors referred to in that section.